Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports, relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change, effective February 27, 2005, in its method of accounting for share-based payments) and management’s report on the effectiveness of internal control over financial reporting dated May 5, 2006, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc., for the year ended February 25, 2006 and our report dated September  15, 2006 appearing in the Annual Report on Form 11-K of Best Buy Retirement Savings Plan for the year ended December 31, 2005.

Minneapolis, Minnesota
September 15, 2006